                                                                   Exhibit 99(f)

                       PIONEER-STANDARD ELECTRONICS, INC.
                       FINANCIAL STATEMENTS AND SCHEDULE


                        PIONEER TECHNOLOGIES GROUP, INC.
                       FINANCIAL STATEMENTS AND SCHEDULE

REPORT OF INDEPENDENT AUDITORS

Shareholders and the Board of Directors
Pioneer-Standard Electronics, Inc.

     We have audited the accompanying consolidated balance sheets of Pioneer-Standard Electronics, Inc. as of March 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer-Standard Electronics, Inc. at March 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.


                                                          /s/ Ernst & Young LLP


Cleveland, Ohio
May 5, 1995

CONSOLIDATED BALANCE SHEETS

March 31, 1995 and 1994

=============================================================================================================
ASSETS                                                                            1995               1994
=============================================================================================================
CURRENT ASSETS:
Cash                                                                        $    9,598,000     $    5,954,000
Accounts receivable, less allowance for doubtful accounts
  (1995-$4,606,000, 1994-$2,869,000)                                           133,987,000         81,155,000
Merchandise inventory                                                          123,008,000         85,754,000
Prepaid expenses                                                                 1,623,000            919,000
Deferred income taxes                                                            5,708,000          4,391,000
- -------------------------------------------------------------------------------------------------------------
         Total current assets                                                  273,924,000        178,173,000
INVESTMENT AND OTHER ASSETS:
Investment in 50%-owned company                                                 16,963,000         14,463,000
Other assets                                                                     5,599,000          1,831,000
PROPERTY AND EQUIPMENT, AT COST:
Land                                                                             1,070,000          1,070,000
Buildings                                                                       12,984,000         12,706,000
Furniture and equipment                                                         39,166,000         30,165,000
Leasehold improvements                                                           2,176,000          1,876,000
- -------------------------------------------------------------------------------------------------------------
                                                                                55,396,000         45,817,000
Less accumulated depreciation and amortization                                  24,467,000         20,245,000
- -------------------------------------------------------------------------------------------------------------
         Net property and equipment                                             30,929,000         25,572,000
- -------------------------------------------------------------------------------------------------------------
                                                                            $  327,415,000     $  220,039,000
                                                                            ==============     ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks                                                      $    7,000,000     $    2,000,000
Accounts payable                                                               106,905,000         68,585,000
Income taxes                                                                     3,946,000          3,088,000
Accrued salaries, wages and commissions                                          8,593,000          6,835,000
Other accrued liabilities                                                       13,086,000          9,477,000
Long-term debt due within one year                                               2,956,000          3,056,000
- -------------------------------------------------------------------------------------------------------------
         Total current liabilities                                             142,486,000         93,041,000
LONG-TERM DEBT                                                                  56,318,000         22,272,000
DEFERRED INCOME TAXES                                                            2,196,000          1,986,000
SHAREHOLDERS' EQUITY:
Common shares, without par value, $.44 stated value: authorized
  40,000,000 shares (20,000,000 shares in 1994); outstanding
   14,916,146 shares in 1995 and 14,869,359 shares in 1994                       6,630,000          6,609,000
Capital in excess of stated value                                               16,318,000         15,806,000
Retained earnings                                                              103,646,000         80,325,000
Foreign currency translation adjustment                                           (179,000)                --
- -------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                            126,415,000        102,740,000
- -------------------------------------------------------------------------------------------------------------
                                                                            $  327,415,000     $  220,039,000
                                                                            ==============     ==============



See accompanying notes to consolidated finacial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended March 31, 1995, 1994  and 1993

- -------------------------------------------------------------------------------------------------------------
                                                               1995               1994               1993
- -------------------------------------------------------------------------------------------------------------
NET SALES                                                $  832,152,000     $  580,757,000     $  430,013,000
Operating costs and expenses:
  Cost of goods sold                                        677,171,000        465,614,000        336,589,000
  Warehouse, selling and administrative expenses            111,302,000         83,754,000         72,363,000
- -------------------------------------------------------------------------------------------------------------
                                                            788,473,000        549,368,000        408,952,000
- -------------------------------------------------------------------------------------------------------------
Operating profit                                             43,679,000         31,389,000         21,061,000
Equity in earnings of 50%-owned company                       2,500,000          3,001,000          2,505,000
Interest expense                                             (3,966,000)        (2,687,000)        (3,581,000)
- -------------------------------------------------------------------------------------------------------------
Income from operations before
  income taxes                                               42,213,000         31,703,000         19,985,000
Provision for income taxes:
  Federal
   Current                                                   14,517,000          9,946,000          6,267,000
   Deferred                                                  (1,107,000)          (574,000)          (811,000)
- -------------------------------------------------------------------------------------------------------------
                                                             13,410,000          9,372,000          5,456,000
  State                                                       3,794,000          2,655,000          1,616,000
- -------------------------------------------------------------------------------------------------------------
                                                             17,204,000         12,027,000          7,072,000
- -------------------------------------------------------------------------------------------------------------
NET INCOME                                               $   25,009,000     $   19,676,000     $   12,913,000
=============================================================================================================
INCOME PER COMMON SHARE:
  Primary                                                        $ 1.64             $ 1.30             $  .94
  Fully diluted                                                                                           .89
=============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended March 31, 1995, 1994 and 1993

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Foreign
                                                Stated value       Capital in                        currency
                                                   of common        excess of        Retained     translation
                                                      shares     stated value        earnings      adjustment            Total
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1992                        $ 5,471,000    $   1,984,000   $  50,000,000                    $  57,455,000
Net income                                                                         12,913,000                       12,913,000
Cash dividends ($.073 per share)                                                     (990,000)                        (990,000)
Shares issued upon conversion of debentures        1,026,000       13,280,000                                       14,306,000
Shares issued upon exercise of stock options          32,000          344,000                                          376,000
Tax benefit related to exercise of stock
  options                                                              57,000                                           57,000
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1993                          6,529,000       15,665,000      61,923,000                       84,117,000
Net income                                                                         19,676,000                       19,676,000
Cash dividends ($.087 per share)                                                  (1,274,000)                       (1,274,000)
Shares issued upon exercise of stock options          95,000          719,000                                          814,000
Tax benefit related to exercise of stock
  options                                                              21,000                                           21,000
Shares retired                                       (15,000)       (599,000)                                         (614,000)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1994                          6,609,000       15,806,000      80,325,000                      102,740,000
Net income                                                                         25,009,000                       25,009,000
Cash dividends ($.113 per share)                                                  (1,688,000)                       (1,688,000)
Shares issued upon exercise of stock options          21,000          388,000                                          409,000
Tax benefit related to exercise of stock
  options                                                             124,000                                          124,000
Foreign currency translation adjustment                                                            $ (179,000)        (179,000)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1995                        $ 6,630,000    $  16,318,000   $ 103,646,000      $ (179,000)   $ 126,415,000
==============================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended March 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------------------------------------
                                                                      1995             1994              1993
- --------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $  25,009,000     $ 19,676,000     $  12,913,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                               6,230,000        5,264,000         4,646,000
     Undistributed earnings of affiliate                        (2,500,000)      (3,001,000)       (2,505,000)
     (Increase) decrease in operating working capital          (38,566,000)     (11,635,000)        1,532,000
     (Increase) decrease in other assets                        (1,713,000)        (199,000)          140,000
     Deferred taxes                                             (1,115,000)        (574,000)         (622,000)
- -------------------------------------------------------------------------------------------------------------
         Total adjustments                                     (37,664,000)     (10,145,000)        3,191,000
- -------------------------------------------------------------------------------------------------------------
         Net cash (used) provided by operating activities      (12,655,000)       9,531,000        16,104,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                          (11,326,000)      (7,626,000)       (4,160,000)
  Acquisition of business                                      (10,068,000)              --                --
- -------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                 (21,394,000)      (7,626,000)       (4,160,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term financing                    5,000,000         (500,000)               --
  Borrowings under revolving credit                             65,000,000       25,000,000         8,000,000
  Repayment under revolving credit                             (28,000,000)     (21,000,000)      (17,000,000)
  Purchase of subordinated debt                                         --               --          (916,000)
  Principal payments under long-term debt obligations           (3,056,000)        (262,000)       (1,494,000)
  Issuance of common shares under stock option plans               409,000          200,000           376,000
  Tax benefit related to exercise of stock options                 124,000           21,000            57,000
  Dividends paid                                                (1,688,000)      (1,274,000)         (990,000)
- -------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities    37,789,000        2,185,000       (11,967,000)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                            (96,000)              --               --
- -------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                  3,644,000        4,090,000           (23,000)
CASH AT BEGINNING OF YEAR                                        5,954,000        1,864,000         1,887,000
- -------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                          $   9,598,000     $  5,954,000     $   1,864,000
=============================================================================================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 ACCOUNTING POLICIES

The Company is a distributor of electronic components and computer products and maintains the following accounting policies:

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary. The Company's 50% ownership investment in Pioneer Technologies Group, Inc. is accounted for by the equity method. All significant intercompany transactions have been eliminated.

CASH EQUIVALENTS--The Company considers highly liquid instruments with a maturity of ninety days or less at date of purchase to be cash equivalents.

MERCHANDISE INVENTORY--Inventory is stated at the lower of cost (first-in, first-out basis) or market. The Company's inventory is constantly monitored for obsolescence. This review considers such factors as turnover, technical obsolescence, right of return status to suppliers and price protection offered by suppliers. Reserves for slow-moving and obsolete inventory at March 31, were $3,416,000 in 1995 and $2,540,000 in 1994.

OTHER ASSETS--Other assets include the excess of cost over value assigned to net assets of purchased businesses, which is being amortized on the straight-line method over 40 years; cash surrender value of life insurance; security deposits; and certain deferred charges.

PROPERTY AND EQUIPMENT--The Company capitalizes costs associated with software developed for its own use. Depreciation and amortization is com puted using principally the straight-line method. Accelerated methods are used for tax reporting purposes.

FOREIGN CURRENCY--The assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date whereas income statement accounts are translated at the weighted average exchange rates for the year. The gains or losses resulting from these translations are recorded in a separate component of shareholders' equity. Gains or losses resulting from realized foreign currency transactions are included in net income.

INCOME TAXES--Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Adoption of this statement was not material to the financial results.

STOCK SPLIT--On June 23, 1994, the Board of Directors declared a three-for-two stock split effected in the form of a 50% share dividend of the Company's Common Shares payable August 1, 1994 to shareholders of record July 6, 1994. All share and per share data have been restated for all periods presented to reflect the stock split.

COMMON SHARES AND NET INCOME PER COMMON SHARE--Net income per common share is computed using the weighted average common shares and common share equivalents outstanding during the year of 15,257,918 in 1995, 15,118,023 in 1994 and 13,782,768 in 1993. Common share equivalents consists of shares issuable upon exercise of stock options computed by using the treasury stock method.

In 1993, fully diluted net income per common share was computed on the same basis as above with the assumption that all of the 9% Subordinated Convertible Debentures (which were called in fiscal 1993) were converted into common shares and that the related interest expense, net of income taxes, was added to net income. The number of shares used for this computation was 14,966,503 in 1993.

2 ACQUISITIONS

On June 1, 1994, the Company acquired certain of the assets of the Zentronics Division of Westburne Industrial Enterprises Ltd. ("Westburne"), a Canadian corporation, and assumed certain of Westburne's liabilities for a purchase price of approximately $10,068,000. The transaction has been accounted for by the purchase method of accounting and the pro forma effects are not material. Operating results are included in the consolidated financial statements from the date of acquisition.

3 FINANCING AND LONG-TERM DEBT

SHORT-TERM:

     The Company has unsecured short-term lines of credit aggregating $20,000,000 available for use. The unsecured lines, which may be withdrawn at the option of the lenders, permit the Company to borrow at varying interest rates. There were $7,000,000 of borrowings against these lines at March 31, 1995 with a weighted average interest rate of 6.69%. Such borrowings at March 31, 1994 were $2,000,000 with a weighted average interest rate of 5.75%.

LONG-TERM:

     Long-term debt at March 31, 1995 and 1994 consisted of the following:


- -----------------------------------------------------
                                   1995          1994
- -----------------------------------------------------
Revolving credit           $ 41,000,000  $  4,000,000
9.79% Senior Notes           17,140,000    20,000,000
Obligations under
  capital leases              1,134,000     1,328,000
                           --------------------------
                             59,274,000    25,328,000
                           --------------------------
Less amounts due
  within one year             2,956,000     3,056,000
                           --------------------------
                           $ 56,318,000  $ 22,272,000
                           ==========================

     The Company's revolving credit agreement was amended in February 1995, increasing the committed line to $65,000,000. Terms of the agreement provide for up to an aggregate of $65,000,000 of unsecured borrowings on a revolving credit basis until January 1, 1998 after which time any outstanding borrowings are convertible into a four-year term loan amortized in equal quarterly installments. The agreement contains a provision whereby annually, upon consent of the parties, the maturity date may be extended for one additional year resulting in a remaining three-year revolving credit and four-year term loan facility. At the choice of the Company, interest on borrowings is payable at a floating prime rate or at other floating rate options (certificate of deposit, LIBOR, or banker's acceptance) plus 3/4%. There is a commitment fee of 1/4% on the unborrowed amount.

     Annual principal payments of $2,860,000 on the 9.79% Senior Notes are due each November 1 and continue through November 1, 2000 when the last payment of $2,840,000 is due. Interest is payable semi-annually.

     The terms of both the revolving credit agreement and Senior Note Purchase Agreement provide for, among other things, restrictions regarding the payment of cash dividends, limitations on other borrowings and capital expenditures, minimum working capital requirements and the maintenance of certain financial ratios. Unrestricted retained earnings available for dividends at March 31, 1995 under the most restrictive covenants are $7,248,000.

     The Company's 9% Subordinated Convertible Debentures were retired during fiscal 1993 with the issuance of 2,307,676 common shares, plus cash of $916,000.

     Aggregate maturities of long-term debt for the next five fiscal years are:
1996--$2,956,000; 1997--$2,871,000; 1998--$5,435,000; 1999--$13,124,000 and
2000--$13,126,000.

4 LEASE COMMITMENTS

The Company is committed under lease agreements, which contain renewal options for periods up to twenty years, for certain facilities and equipment expiring at various dates to the year 2017.

     Amounts for capitalized leases are included in property and equipment at cost of $2,181,000 and $2,773,000 at March 31, 1995 and 1994, less accumulated amortization of $1,034,000 and $1,418,000 at March 31, 1995 and 1994,
respectively.

     Future minimum lease payments under capital leases and operating leases at March 31, 1995 are as follows:

                                Capital     Operating
                                 Leases        Leases
- -----------------------------------------------------
1996                        $   218,000    $2,134,000
1997                            132,000     1,629,000
1998                            132,000     1,275,000
1999                            132,000       984,000
2000                            132,000       183,000
Thereafter                    2,310,000            --
- -----------------------------------------------------
  Total minimum
   lease payments             3,056,000    $6,205,000
                                           ==========
  Less amount
   representing interest      1,922,000
                            -----------
  Present value of
   minimum lease
   payments                 $ 1,134,000
                            ===========

     Rental expense for operating leases was $2,897,000, $2,166,000 and $1,979,000 for 1995, 1994 and 1993, respectively.

5 INCOME TAXES

The following is a reconciliation of the Company's effective income tax rate to the statutory rate:

                                  Liability         Deferred
                                   Method            Method
- ----------------------------------------------      --------
                                1995     1994         1993
- ----------------------------------------------      --------
Statutory rate                  35.0%    35.0%        34.0%
Equity in undistributed
  earnings of 50%-owned
  company                       (1.6)    (2.6)        (4.3)
Provision for state taxes        5.8      5.4          5.3
Foreign losses with
  unrecognized tax benefits      1.1       --           --
Other items                       .5       .1           .4
                                -------------         ----
Effective rate                  40.8%    37.9%        35.4%
                                =============         ====

Deferred tax assets and liabilities as of March 31, 1995 and 1994 are presented below:

- -----------------------------------------------------------------
                                                1995         1994
- -----------------------------------------------------------------
Deferred tax assets:
  Capitalized inventory costs             $1,391,000   $1,373,000
  Accrued expenses                         1,674,000    1,105,000
  Allowance for doubtful
   accounts                                1,581,000    1,024,000
  Inventory valuation reserve                639,000      445,000
  Foreign losses                             450,000           --
  Other                                      423,000      444,000
                                          ----------   ----------
Deferred tax assets                        6,158,000    4,391,000
Less valuation allowance                    (450,000)          --
                                          ----------   ----------
Total deferred tax assets                  5,708,000    4,391,000
                                          ----------   ----------
Deferred tax liabilities:
  Depreciation expense                     1,335,000    1,310,000
  Other                                      861,000      676,000
                                          ----------   ----------
Total deferred tax liabilities             2,196,000    1,986,000
                                          ----------   ----------
Net deferred tax assets                   $3,512,000   $2,405,000
                                          ==========   ==========

The components of the provision for deferred income taxes for 1993 were as follows:

- -----------------------------------------------------
                                                 1993
- -----------------------------------------------------
Depreciation and amortization               $  57,000
Inventory valuation reserve                  (156,000)
Allowance for doubtful accounts              (166,000)
Costs capitalized in inventory               (235,000)
State tax                                    (123,000)
Other                                        (188,000)
                                            ---------
Deferred tax                                $(811,000)
                                            =========

6 COMMON SHARE PURCHASE RIGHTS PLAN

The Company maintains a Common Share Purchase Rights Plan whereby, until the occurrences of certain events, each share of the Company's outstanding common shares represents ownership of one right (Right). The Rights may only be exercised if a person or group acquires twenty percent (20%) or more of the Company's Common Shares, or announces a tender offer for at least twenty percent (20%) of the Company's Common Shares. The exercise price of each Right is $17.78 per Common Share subject to adjustment in certain events. The Rights trade with the Company's Common Shares until the Rights become exercisable.

     If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-exercise price, a number of the acquiring company's common shares (or other securities) having a market value at the time of twice the Right's then-current exercise price. In addition, if a person or group acquires twenty percent (20%) or more of the Company's Common Shares or certain specified transactions occur while a person or group beneficially owns twenty percent (20%) or more of such Common Shares, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's Common Shares having a market value of twice the Right's then-exercise price.

     Prior to the acquisition by a person or group of beneficial ownership of twenty percent (20%) or more of the Company's Common Shares, the Rights are redeemable for $.004 per Right at the option of the Board of Directors. The Rights will expire May 10, 1999.

7 STOCK OPTIONS

The Company has stock option plans which provide for the granting of options to purchase its Common Shares.

     These plans provide for non-qualified or incentive stock options. The options are priced at 100% of fair market value at date of grant and expire ten years from date of grant.

     No charges are made against income in accounting for stock options. Any tax benefits arising from the exercise of options are recognized when realized and credited to capital in excess of stated value.

Transactions involving the stock option plans are summarized as follows:

- -----------------------------------------------------
                      Number     Average Option Price
                     of Shares         Per Share
- -----------------------------------------------------
Outstanding at
  March 31, 1994      672,938            $ 7.76
Exercised             (46,888)           $ 8.73
Granted               431,300            $18.09
Forfeited              (2,850)           $17.00
- -----------------------------
Outstanding at
  March 31, 1995    1,054,500            $11.92
=============================
Exercisable at
  March 31, 1995      319,450            $ 7.42
=============================
Available for grant
  at March 31, 1995   435,550
=============================

8 FINANCIAL INSTRUMENTS AND ESTIMATED FAIR VALUES

The Company uses forward exchange contracts to reduce exposure to foreign currency fluctuations. Gains or losses on forward contracts which hedge its net investment in its Canadian subsidiary are accrued in shareholders' equity. Gains or losses resulting from contracts which hedge specific transactions are in-cluded in net income offsetting the net income effect of the transaction creating the risk. As of March 31, 1995 there is one contract outstanding for the forward sale of U.S. dollars against Canadian dollars in a notional amount of $1,200,000, which also approximates fair value at March 31, 1995. The contract matured on April 28, 1995 and was utilized to hedge U.S. dollar transactions of the Canadian subsidiary.

The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                       1995
- -----------------------------------------------------
                              Carrying        Fair
                               Amount         Value
- -----------------------------------------------------
Cash                       $  9,598,000   $ 9,598,000
Notes payable to banks        7,000,000     7,000,000
Long-term debt:
  9.79% Senior Notes         17,140,000    17,916,000
  Revolving credit
   borrowings                41,000,000    41,000,000

                                       1994
- -----------------------------------------------------
                              Carrying        Fair
                               Amount         Value
- -----------------------------------------------------
Cash                       $  5,954,000   $ 5,954,000
Notes payable to banks        2,000,000     2,000,000
Long-term debt:
  9.79% Senior Notes         20,000,000    22,569,000
  Revolving credit
   borrowings                 4,000,000     4,000,000

     The carrying amount of cash, notes payable to banks and revolving credit borrowings approximates fair value. The fair value of the Senior Notes is estimated using rates currently available for securities with similar terms and remaining maturities.

9 PIONEER TECHNOLOGIES GROUP, INC.

Pioneer-Standard Electronics, Inc. owns 50% of the common stock of Pioneer Technologies Group, Inc. Included in the Company's retained earnings are undistributed earnings of Pioneer Technologies Group, Inc. in the amount of $16,908,000 at March 31, 1995, $14,408,000 at March 31, 1994 and $11,407,000 at
March 31, 1993. In accordance with accounting principles in effect at the time, the Company has not provided deferred income taxes on $11,407,000 of undistributed earnings of Pioneer Technologies Group, Inc. No dividends have been paid by Pioneer Technologies Group, Inc. from date of incorporation in 1964 to March 31, 1995.

     Pioneer-Standard Electronics, Inc. and Pioneer Technologies Group, Inc., have an agreement which provides, among other things, that they have the right to buy each others products at cost of the product plus handling. In addition, Pioneer Technologies Group, Inc. utilizes the Company's data processing system for processing certain accounting and operating information for which it is charged a monthly fee. The agreement between the two companies also provides that Pioneer-Standard Electronics, Inc. may not sell, assign, give, transfer, exchange, or otherwise dispose of its share ownership without allowing Pioneer Technologies Group, Inc. the first option to purchase the shares at the then current book value. If Pioneer Technologies Group, Inc. does not exercise this option, then shareholders representing the other 50% of the common stock of Pioneer Technologies Group, Inc. have the right and option to purchase all the shares at the then current book value.

     In the event of a "change in control," as defined, of Pioneer-Standard Electronics, Inc., or upon the occurrence of certain events, Pioneer Technologies Group, Inc. has the right to purchase all shares of its stock owned by Pioneer-Standard Electronics, Inc. at the then current book value. If Pioneer Technologies Group, Inc. does not exercise the right, the remaining shareholders representing the other 50% of the common shares of Pioneer Technologies Group, Inc. have the right and option to purchase all the shares at the then current book value.

     Comparative financial information of Pioneer Technologies Group, Inc. at March 31, 1995, 1994 and 1993 and for the years then ended is summarized as follows:

- ----------------------------------------------------------------------------------------------------------------
                                                                         1995             1994              1993
- ----------------------------------------------------------------------------------------------------------------
Net sales                                                       $ 368,100,000     $422,001,000     $ 284,008,000
Gross profit                                                       51,888,000       49,409,000        44,854,000
Net income                                                          5,001,000        6,002,000         5,010,000
                                                                ================================================
Total current assets                                            $  85,085,000     $ 92,445,000     $  74,964,000
Net fixed and other assets                                          5,873,000        6,148,000         4,077,000
                                                                ------------------------------------------------
Total assets                                                    $  90,958,000     $ 98,593,000     $  79,041,000
                                                                ================================================
Total current liabilities                                       $  38,881,000     $ 48,967,000     $  24,242,000
Total long-term liabilities                                        18,148,000       20,698,000        31,873,000
Total shareholders' equity                                         33,929,000       28,928,000        22,926,000
                                                                ------------------------------------------------
Total liabilities and shareholders' equity                      $  90,958,000     $ 98,593,000     $  79,041,000
                                                                ================================================

10 OPERATING WORKING CAPITAL CHANGES AND SUPPLEMENTAL INFORMATION FOR THE
   STATEMENTS OF CASH FLOWS

THE COMPONENTS OF THE CHANGES IN OPERATING WORKING CAPITAL WERE:

- ----------------------------------------------------------------------------------------------------------------
                                                                         1995             1994              1993
- ----------------------------------------------------------------------------------------------------------------
Accounts receivable                                             $ (47,595,000)    $(18,808,000)    $ (12,343,000)
Merchandise inventory                                             (32,049,000)     (18,653,000)       (6,118,000)
Prepaid expenses                                                     (682,000)        (146,000)           12,000
Accounts payable                                                   35,879,000       22,566,000        12,934,000
Income taxes                                                          858,000          (31,000)        2,778,000
Accrued salaries, wages and commissions                             1,480,000        2,073,000         1,551,000
Other accrued liabilities                                           3,543,000        1,364,000         2,718,000
                                                                ------------------------------------------------
(Increase) decrease in operating working capital                $ (38,566,000)    $(11,635,000)    $   1,532,000
                                                                ================================================

SUPPLEMENTAL CASH FLOW INFORMATION:

- ----------------------------------------------------------------------------------------------------------------
                                                                         1995             1994              1993
- ----------------------------------------------------------------------------------------------------------------
Cash paid or received during the year for:
  Interest paid                                                 $   4,255,000     $  2,623,000     $   3,488,000
  Income taxes paid                                                17,064,000       12,659,000         4,768,000
                                                                ================================================
Non-cash investing and financing activities:
  Common shares issued upon conversion of subordinated
   debentures                                                   $          --     $         --     $  14,306,000
  Common shares retired                                                    --          614,000                --
                                                                ================================================
Non-cash assets and liabilities of business acquired:
  Working capital                                               $   7,684,000     $        --     $           --
  Other assets                                                      2,384,000              --                 --
                                                                ================================================

11 EMPLOYEE RETIREMENT PLAN

The Company maintains a defined contribution profit-sharing and thrift plan which qualifies under Section 401(k) of the Internal Revenue Code for all employees meeting certain service requirements. The plan allows eligible employees to contribute up to 10% of their compensation, with the Company matching 50% of up to 4% of compensation. The Company may also make contributions dependent on profits each year for the benefit of all eligible employees under the plan. Total profit sharing and Company matching contributions were $2,129,000, $1,899,000 and $1,218,000 for 1995, 1994 and
1993, respectively.

                         REPORT OF INDEPENDENT AUDITORS

We have audited the consolidated financial statements of Pioneer-Standard Electronics, Inc. as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995 and have issued our report thereon dated May 5, 1995 included elsewhere in this Annual Report on Form 10-K. Our audits also included the consolidated financial statement schedule of Pioneer-Standard Electronics, Inc. as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995, listed in item 14(a) of this Annual Report (Form 10-K). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                                               ERNST & YOUNG LLP



Cleveland, Ohio
May 5, 1995

                       PIONEER-STANDARD ELECTRONICS, INC.

                SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                    Years ended March 31, 1995, 1994 and 1993



                                     Balance at         Charged          Deductions -         Balance
                                     beginning          to costs         net write-offs       at end of
                                     of period          and expenses     (Net recoveries)     period
                                     ----------         ------------     ----------------     ---------
Description
- -----------

1995:
         Allowance for              $2,869,000          $2,281,000       $  544,000           $4,606,000
         doubtful accounts

         Inventory valuation        $2,540,000          $2,167,000       $1,291,000           $3,416,000
         reserve

1994:
         Allowance for              $1,713,000          $1,808,000       $  652,000           $2,869,000
         doubtful accounts

         Inventory valuation        $2,659,000          $1,995,000       $2,114,000           $2,540,000
         reserve

1993:
         Allowance for              $1,226,000          $1,672,000       $1,185,000           $1,713,000
         doubtful accounts

         Inventory valuation        $2,190,000          $1,738,000       $1,269,000           $2,659,000
         reserve

QUARTERLY FINANCIAL DATA

(unaudited)

- -------------------------------------------------------------------------------------------------------------
Fiscal Year                            First          Second            Third          Fourth
Ending March 31                      Quarter         Quarter          Quarter         Quarter            Year
- -------------------------------------------------------------------------------------------------------------
1995
Net sales                      $ 183,832,000   $ 194,423,000   $  212,433,000  $  241,464,000  $  832,152,000
Gross profit                      35,155,000      37,433,000       38,592,000      43,801,000     154,981,000
Net income                         5,965,000       5,649,000        6,130,000       7,265,000      25,009,000
Net income per share                     .39             .37              .40             .48            1.64
- -------------------------------------------------------------------------------------------------------------
1994
Net sales                      $ 134,509,000   $ 137,278,000   $  149,814,000  $  159,156,000  $  580,757,000
Gross profit                      27,360,000      28,075,000       29,007,000      30,701,000     115,143,000
Net income                         4,469,000       4,790,000        4,887,000       5,530,000      19,676,000
Net income per share                     .30             .31              .32             .37            1.30
- -------------------------------------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS

                        PIONEER TECHNOLOGIES GROUP, INC.

                          March 31, 1995 and 1994, and
                    years ended March 31, 1995, 1994 and 1993
                       with Report of Independent Auditors

                        Pioneer Technologies Group, Inc.

                              Financial Statements

                          March 31, 1995 and 1994, and
                    years ended March 31, 1995, 1994 and 1993

                                    CONTENTS

Report of Independent Auditors.........................................................................1

Audited Financial Statements

Balance Sheets.......................................................................................2-3
Statements of Income and Retained Earnings.............................................................4
Statements of Cash Flows...............................................................................5
Notes to Financial Statements.......................................................................6-12

[LETTERHEAD] ERNST & YOUNG LLP




                         Report of Independent Auditors

The Board of Directors
Pioneer Technologies Group, Inc.

We have audited the accompanying balance sheets of Pioneer Technologies Group, Inc. as of March 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended March 31, 1995. Our audits also included the financial statement schedule of Pioneer Technologies Group, Inc., listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Technologies Group, Inc. at March 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 8 to the financial statements, the Company changed its method of accounting for income taxes in 1994.

                                   ERNST & YOUNG LLP


Washington, DC
April 28, 1995

                        Pioneer Technologies Group, Inc.

                                 Balance Sheets

                             (Dollars in thousands)


                                                                      MARCH 31
                                                                 1995          1994
                                                                -------      --------
ASSETS
Current Assets:
   Cash and cash equivalents                                    $     9       $     8
   Receivables:
     Trade accounts, less allowance for doubtful accounts
       of $1,535 in 1995 and $2,682 in 1994 (Note 3)             35,700        28,873
    Other (Note 2)                                                  678           340

   Merchandise inventory, less allowance for inventory
     obsolescence of $1,926 in 1995 and $2,156
     in 1994 (Note 3)                                            46,895        60,690
   Prepaid expenses                                                 494           405
   Deferred income taxes (Note 8)                                 1,246         2,077
   Shareholder notes receivable (Note 2)                             63            52
                                                                -------       -------
Total Current Assets                                             85,085        92,445
                                                                -------       -------
Other Assets:
  Property and equipment, at cost:
    Furniture and office equipment                                7,254         6,786
    Demonstration equipment                                         538           965
    Leasehold improvements                                        2,905         2,650
                                                                -------       -------
                                                                 10,697        10,401
  Less accumulated depreciation and amortization                  5,289         4,746
                                                                -------       -------
  Net property and equipment                                      5,408         5,655

  Shareholder notes receivable (Note 2)                             193           231
  Other assets                                                      272           262
                                                                -------       -------
Total Other Assets                                                5,873         6,148
                                                                -------       -------
                                                                $90,958       $98,593
                                                                =======       =======

The accompanying footnotes are an integral part of these statements.


                                                             MARCH 31
                                                        1995         1994
                                                      -------      --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable:
     Trade                                            $34,081       $43,736
     Affiliate (Note 2)                                   630           336
   Accrued employee compensation                        2,762         2,897
   Other accrued liabilities                            1,185         1,554
   Income taxes payable                                   223           444
                                                      -------       -------
Total current liabilities                              38,881        48,967

Long-term Debt (Note 3)                                18,148        20,698
                                                      -------       -------
Total Liabilities                                      57,029        69,665
                                                      -------       -------


Commitments and Contingencies (Note 7)

Shareholders' Equity (Note 4):
   Common stock, $.10 par value; 100,000 shares
     authorized, issued and outstanding                    10            10
   Capital in excess of par value                          90            90
   Retained earnings                                   33,829        28,828
                                                      -------       -------
Total Shareholders' Equity                             33,929        28,928
                                                      -------       -------



                                                      $90,958       $98,593
                                                      =======       =======

                        Pioneer Technologies Group, Inc.

                   Statements of Income and Retained Earnings

             (Dollars in thousands, except per common share amounts)


                                                           YEAR ENDED MARCH 31
                                                     1995           1994           1993
                                                 --------       --------       --------
Net sales                                        $368,100       $422,001       $284,008
                                                 --------       --------       --------
Operating costs and expenses:
   Cost of goods sold                             316,212        372,592        239,154
   Selling and administrative                      41,736         38,256         34,965
                                                 --------       --------       --------
                                                  357,948        410,848        274,119
                                                 --------       --------       --------

Operating profit                                   10,152         11,153          9,889

Interest expense                                    2,016          1,171          1,253
                                                 --------       --------       --------
Income before income taxes and other items          8,136          9,982          8,636

Provision for income taxes (Note 8)                 3,135          3,980          3,626
                                                 --------       --------       --------
Net income                                          5,001          6,002          5,010

Retained earnings, beginning of year               28,828         22,826         17,816
                                                 --------       --------       --------
Retained earnings, end of year                   $ 33,829       $ 28,828       $ 22,826
                                                 --------       --------       --------
Net income per common share                      $  50.01       $  60.02       $  50.10
                                                 --------       --------       --------

   The accompanying footnotes are an integral part of these statements.

                        Pioneer Technologies Group, Inc.

                            Statements of Cash Flows

                             (Dollars in thousands)


                                                                       YEAR ENDED MARCH 31
                                                               1995            1994            1993
                                                           --------        --------        --------
OPERATING ACTIVITIES
Net income                                                 $  5,001        $  6,002        $  5,010
Adjustments to reconcile net income to net
  cash provided by (used in) operations:
    Depreciation and amortization                             1,455           1,149             985
    Decrease (increase) deferred income taxes                   761            (365)           (345)
    Provision for losses on receivables
       and inventory                                            544           1,950           2,511
     (Increase) decrease in accounts and
       notes receivable                                      (6,299)          1,192          (7,443)
    Decrease (increase) in merchandise inventory             12,414         (19,629)         (9,403)
    (Increase) decrease in prepaid expenses                     (89)           (295)            250
    Increase in other assets                                    (10)            (58)             (9)
    (Decrease) increase in accounts payable                  (9,363)         23,858          (1,266)
    (Decrease) increase in accrued liabilities                 (504)            721           1,289
    Decrease in income taxes payable                           (151)           (123)           (201)
                                                           --------        --------        --------
Net cash provided by (used in) operating activities           3,759          14,402          (8,622)

INVESTING ACTIVITIES
Net additions to property and equipment                      (1,208)         (3,226)           (702)

FINANCING ACTIVITIES
Net (payments) borrowings under line of
  credit agreements                                          (2,550)        (11,175)          6,841
                                                           --------        --------        --------
Net increase (decrease) in cash and cash equivalents              1               1          (2,483)

Cash and cash equivalents at beginning of year                    8               7           2,490
                                                           --------        --------        --------
Cash and cash equivalents at end of year                   $      9        $      8        $      7
                                                           ========        ========        ========

   The accompanying footnotes are an integral part of these statements.

                        Pioneer Technologies Group, Inc.

                          Notes to Financial Statements

                          March 31, 1995, 1994 and 1993

                             (Dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, deposits at financial institutions and overnight repurchase agreements. Cash disbursements for interest and income taxes were as follows:


                                                                1995               1994               1993
                                                              ------             ------             ------
         Interest                                             $1,629             $1,171             $1,363

         Income taxes                                         $2,525             $4,468             $4,172

MERCHANDISE INVENTORY

Inventory is valued at the lower of cost (first-in, first-out) or market.

ALLOWANCES FOR DOUBTFUL ACCOUNTS AND OBSOLETE INVENTORY

The Company estimates losses for doubtful accounts and inventory obsolescence based on periodic evaluations by management.

The Company sells computer equipment and electronic components to companies in diversified industries primarily located in the Mid-Atlantic/Southeast and West regions of the United States. Net sales to one customer were eleven percent in 1995 and seventeen percent in 1994. Management performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Accounts receivable are generally due within thirty days.

                        Pioneer Technologies Group, Inc.

                    Notes to Financial Statements (continued)

                             (Dollars in thousands)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION

Depreciation of furniture, office equipment and computer equipment is determined by using the straight-line method over estimated useful lives of seven, five and three years, respectively. Depreciation of demonstration equipment is determined by using accelerated methods over an estimated useful life of five years. Amortization of leasehold improvements is determined by using the straight-line method over the life of the related lease.

INCOME TAXES

Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

RECLASSIFICATIONS

Certain balance sheet amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

2. RELATED PARTY TRANSACTIONS

Pioneer-Standard Electronics, Inc. (Pioneer-Standard) owns 50% of the outstanding common stock of the Company. The companies have an agreement which provides, among other things, that they have the right to acquire each other's products at cost. Such transactions are recorded as intercompany transfers of inventory. Net transfers of inventory from Pioneer-Standard to the Company were $6,654 in 1995, $2,488 in 1994, and $2,539 in 1993. The Company utilizes
Pioneer-Standard's data processing facilities for processing certain accounting and operating information. Amounts charged to operations were $1,794 in each of the years presented.

The Company has various notes receivable and advances to certain shareholders, officers and employees of the Company as follows:


                                                                        1995             1994
                                                                        ----             ----
Subscription notes receivable from
shareholders, payable in ten
consecutive annual installments,
with final payment due November
1999, interest at 9% per annum.                                         $256             $283

Other receivables                                                        195              177
                                                                        ----             ----
                                                                        $451             $460
                                                                        ====             ====

3. LONG-TERM DEBT

The Company has revolving lines of credit from three banks aggregating $50,000 which are secured by accounts receivable and inventory. The expiration date for the revolving lines of credit is October 31, 1997. Interest is payable under either short-term fixed or variable rates of interest based on LIBOR, the prime rate, money market rates or certificates of deposit rates at the Company's option. The terms of the revolving lines of credit agreements provide for the maintenance of certain financial ratios and also effectively restrict the payment of any retained earnings as dividends.

4. COMMON STOCK

Under a stock purchase agreement among Pioneer-Standard and the Other Shareholders of the Company, as defined in the agreement, the Other Shareholders have the first right and option to purchase any shares offered for sale by other members of that group at book value. If the Other Shareholders do not exercise this option, the Company is obligated to purchase the shares at book value. Should the Company acquire any shares, Pioneer-Standard is required to sell a like number of shares to the Company at book value.

                       Pioneer Technologies Group, Inc.

                            (Dollars in thousands)


4. COMMON STOCK (CONTINUED)

In the event of a change in control, as defined, of Pioneer-Standard, or upon the occurrence of certain events, the Company has the right to purchase all shares of its stock owned by Pioneer-Standard at the current book value. If the Company does not exercise the right, the Other Shareholders have the right and option to purchase all the shares at the current book value.

5. PENSION PLANS

The Company has a qualified defined contribution profit-sharing plan covering all full-time employees and a non-qualified defined contribution plan covering certain officers of the Company. Company contributions to the profit-sharing plan are a combination of mandatory matching of employee contributions (up to a maximum of 2% of the first 4% contributed by the employee) and an amount awarded solely at the discretion of the Company's Board of Directors. The Company's contributions to these plans totaled $635 in 1995, $567 in 1994 and $468 in 1993, of which $223 in 1995, $268 in 1994 and $219 in 1993 were discretionary.

6. BONUSES

Certain executives of the Company receive bonuses ranging from 1/2% to 2% of income before income taxes. Bonuses for certain other members of management are based on agreements approved by management. Total bonus expense was $999 in 1995, $1,464 in 1994 and $1,239 in 1993.

7. COMMITMENTS AND CONTINGENCIES

The Company leases warehouse, office space and equipment under noncancellable operating leases. The minimum future rental commitments (excluding renewal options) under lease agreements aggregate $2,216 in 1996, $2,052 in 1997, $1,894 in 1998, $1,917 in 1999, $570 in 2000 and $22 thereafter.

The Company is liable under certain leases for increases in rental payments based on the annual increase in the consumer price index and in the lessors' operating expenses. Rental expense was $2,434 in 1995, $2,165 in 1994 and $2,296 in 1993.

                       Pioneer Technologies Group, Inc.

                            (Dollars in thousands)


8. INCOME TAXES


Effective April 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement No. 109, "Accounting for Income Taxes." The effect of adopting Statement No. 109 was not material and prior years' financial statements have not been restated.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                       1995                1994
                                                                     ------              ------

 Deferred tax assets:
    Accounts receivable                                              $  559              $1,017
    Inventory                                                           953                 766
    Other                                                                78                 414
                                                                     ------              ------
                                                                      1,590               2,197
                                                                     ------              ------
 Deferred tax liabilities:
     Prepaid assets                                                     196                  --
     Tax over book depreciation                                         148                 120
                                                                     ------              ------
                                                                        344                 120
                                                                     ------              ------
                 Net deferred tax assets                             $1,246              $2,077
                                                                     ======              ======

                       Pioneer Technologies Group, Inc.

                            (Dollars in thousands)


8. INCOME TAXES (CONTINUED)

Significant components of the provision for income taxes are as follows for the years ended March 31:


                                                                                                DEFERRED
                                                                LIABILITY METHOD                  METHOD
                                                           --------------------------           --------
                                                             1995                1994               1993
                                                           ------              ------             ------
                 Current:
                   Federal                                 $1,864              $3,476             $3,286
                   State                                      510                 869                685
                                                           ------              ------             ------
                                                            2,374               4,345              3,971
                                                           ------              ------             ------
                 Deferred:
                   Federal                                    628                (292)              (279)
                   State                                      133                (73)                (66)
                                                           ------              ------             ------
                                                              761                (365)              (345)
                                                           ------              ------             ------
                                                           $3,135              $3,980             $3,626
                                                           ======              ======             ======

The components of the provision for deferred income taxes for the year ended March 31, 1993 is as follows:


                                                                                                    1993
                                                                                                   -----
               Allowance for doubtful accounts                                                     $(428)
               Allowance for inventory obsolescence                                                  213
               Capitalized inventory costs                                                          (112)
               Depreciation and amortization                                                         (46)
               Other                                                                                  28
                                                                                                   -----
                                                                                                   $(345)
                                                                                                   =====

                       Pioneer Technologies Group, Inc.

                            (Dollars in thousands)


8. INCOME TAXES (CONTINUED)

The difference between the provision for income taxes and the amount determined by applying the federal statutory rate follows:


                                                                                                   DEFERRED
                                                               LIABILITY METHOD                      METHOD
                                                           ---------------------------               ------
                                                             1995                 1994                 1993
                                                           ------               ------               ------
           Federal statutory amount                        $2,766               $3,394               $2,936
           State taxes, net of federal benefit                425                  525                  409
           Nondeductible entertainment                        147                   48                   34
           Other                                             (203)                  13                  247
                                                           ------               ------               ------
           Provision for income taxes                      $3,135               $3,980               $3,626
                                                           ======               ======               ======

                        PIONEER TECHNOLOGIES GROUP, INC.

                SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                    Years ended March 31, 1995, 1994 and 1993

                                          Balance at               Charged to             Deductions-net              Balance at
                                          beginning                costs and              Write-offs                  end of period
Description                               of period                expenses               (Net recoveries)            -------------
- -----------                               ----------               ----------             ----------------
1995:
     Allowance for
     doubtful accounts                    $2,682,000               $ (838,000)             $  309,000                $1,535,000

     Inventory valuation
     reserve                              $2,156,000               $1,382,000              $1,612,000                $1,926,000
1994:
     Allowance for
     doubtful accounts                    $2,250,000               $  561,000              $  129,000                $2,682,000

     Inventory valuation
     reserve                              $1,463,000               $1,389,000              $  696,000                $2,156,000
1993:
     Allowance for
     doubtful accounts                    $  886,000               $1,356,000              $   (8,000)               $2,250,000

     Inventory valuation
     reserve                              $1,060,000               $1,154,000              $  751,000                $1,463,000